Exhibit 2.1

STOCK EXCHANGE AGREEMENT

THIS STOCK EXCHANGE AGREEMENT (this “Agreement”), dated October 9, 2020, is by and among Wetouch Technology Inc. f/k/a Gulf West Investment Properties, Inc., a Nevada corporation (the “Purchaser”), Wetouch Holding Group Limited, a British Virgin Islands corporation (“BVI Wetouch”), the 100% shareholder of Hong Kong Wetouch Electronics Technology Limited, a company incorporated under the laws of Hong Kong (“HK Wetouch”), each of the individuals and entities set forth on Schedule A attached hereto, constituting all the shareholders of BVI Wetouch (each, a “Seller” and collectively, the “Sellers”) and Fengfei Zhang, acting solely in her capacity as the administrative agent on behalf of the Sellers (the “Administrative Agent”).

RECITALS

WHEREAS, the Purchaser, a company quoted on The OTC Pink tier of the OTC Markets Group, Inc., is desirous of obtaining the business and operations of Sichuan Wetouch Technology Co. Ltd., a company incorporated under the laws of the People’s Republic of China (the “Company”);

WHEREAS, all the equity interests of the Company are owned by HK Wetouch, which in turn is owned 100% by BVI Wetouch;

WHEREAS, the Sellers own all right, title and interest in and to all the issued and outstanding shares of BVI Wetouch (the “Shares”); and

WHEREAS, subject to the terms and conditions contained in this Agreement, Purchaser desires to purchase, acquire, and assume from Seller, and Seller desires to sell, transfer and assign to Purchaser, the Shares, as more fully set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the Parties hereinafter expressed, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound by this Agreement, it is hereby agreed as follows:

Article I

DEFINITIONS

Section 1.1 Defined Terms. As used herein, the terms below shall have the following meanings.

(a) “Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For these purposes, “controlling”, “controlled by”, or “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management of such Person, whether through ownership of voting securities, by Contract, or otherwise.

(b) “BVI” means the British Virgin Islands.

(c) “Contract” means any written or oral contract, subcontract, or other legally binding agreement, understanding, commitment, arrangement or instrument, and each and every amendment, extension, exhibit, attachment, schedule, addendum, appendix, statement of work, change order and any other similar instrument or document relating thereto.

(d) “Conversion Rate” means 1:560, meaning that each outstanding share of BVI Wetouch shall be exchanged for 560 shares of the Purchaser.

(e) “Fraud” means the actual and intentional common law fraud (and not a promissory fraud, equitable fraud, constructive fraud, negligent misrepresentation or omission, or any form of fraud based on recklessness or negligence) by a Party to this Agreement with respect to the making of a representation or warranty set forth in Article III, Article IV or Article V of this Agreement.

(f) “Governmental Authority” means any BVI, PRC or United States federal, state, local, municipal, county, foreign or other governmental, quasi-governmental, administrative or regulatory authority, body, agency, court, tribunal, commission or other similar governmental entity (including any branch, department, agency or political subdivision thereof), any self-regulating body of similar standing or any arbitrator or arbitral body.

(g) “Indemnitees” means, as applicable, the Seller Indemnitees or the Purchaser Indemnitees.

(h) “Intellectual Property” means all intellectual property rights and other proprietary rights and protections, including (i) patents and statutory invention registrations (including any continuations, continuations-in-part, divisions, extensions, provisionals, reexaminations, reissues, renewals and revisions), inventions, discoveries, improvements, methods and processes; (ii) copyrights and other published and unpublished works of authorship, including audiovisual works, collective works, software, compilations, databases, derivative works, literary works, mask works, and sound recordings; (iii) trademarks, service marks, trade dress, trade names, corporate names and other source identifiers, together with all goodwill associated therewith; (iv) Internet domain names; and (v) confidential information, proprietary information, technical information, know-how and trade secrets under applicable law, in each case including all applications, disclosures, registrations, issuances and extensions with respect thereto.

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(i) “Liability” means any direct or indirect liability, indebtedness, obligation, guarantee or endorsement, whether known or unknown, whether accrued or unaccrued, whether absolute or contingent, whether due or to become due, or whether liquidated or unliquidated.

(j) “Liens” means all liens, mortgages, options, leases, covenants, restrictions, claims, security interests, pledges, hypothecations, encumbrances or third-party rights of any nature, including without limitation, any agreement, understanding or restriction affecting the incidents of record or beneficial ownership pertaining thereto.

(k) “Loss” means losses, damages, liabilities, deficiencies, actions, judgments, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder; but excluding, in each case, any exemplary, punitive or unforeseeable consequential damages, except to the extent such damages are finally awarded and actually paid by an Indemnitee to an un-Affiliated third party in connection with a legal proceeding against such Indemnitee.

(l) “Party” or “Parties” means the Purchaser, BVI Wetouch, HK Wetouch and the Sellers.

(m) “Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture or other juridical person or Governmental Authority.

(n) “Proceeding” means any action, audit, lawsuit, litigation, investigation or arbitration (in each case, whether civil, criminal or administrative) pending by or before any Governmental Authority or arbitrator.

(o) “PRC” means the People’s Republic of China.

(p) “Purchaser Indemnitees” means (i) Purchaser, (ii) Purchaser’s shareholders, directors, officers, parents, employees, agents, and representatives, including without limitation, its legal counsel, (iii) the Affiliates of the Persons listed in clauses (i) and (ii), and (iv) Purchaser’s successors and assigns.

(q) “SEC” means the Securities and Exchange Commission.

(r) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(s) “Seller Indemnitees” means (i) each of HK Wetouch, BVI Wetouch and a Seller, (ii) such parties’ respective members, managers, officers, parents, employees, agents, and representatives, (iii) the Affiliates of the Persons listed in clauses (i) and (ii), and (iv) their successors and assigns and heirs and representatives.

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(t) “Transaction Expenses” means all of the following amounts, without duplication, to the extent not paid before Closing: all outstanding legal, financial advisory and accounting fees and expenses incurred in connection with the negotiation and consummation of the transactions contemplated hereby.

(u) “Taxes” means any and all taxes fees, duties and other assessments, including income, license, registration, excise, severance, occupation, premium, windfall profits, ad valorem, environmental, capital stock, franchise, profits, payroll or employment, withholding, health insurance, social security (or similar), unemployment, disability, real property, personal property, alternative or add-on minimum or estimated taxes imposed by any Governmental Authority, including any related interest, fines or penalties.

Article II

PURCHASE AND SALE; CLOSING; ADMINISTRATIVE AGENT

Section 2.1 Purchase and Sale. Subject to the terms and conditions hereof, at the closing of the transactions contemplated by this Agreement (the “Closing”), Sellers shall sell to Purchaser, and Purchaser shall purchase and acquire from Sellers, all of Sellers’ right, title and interest in and to the Shares, free and clear of all Liens, other than applicable securities laws and regulations.

Section 2.2 Purchase Price. At the Closing, Purchaser shall deliver to each Seller the number of shares of the common stock of Purchaser (the “Purchase Price”) based on the Conversion Rate so that each Seller receives his pro rata amount of the Purchase Price based on his respective equity ownership in BVI Wetouch. The Purchase Price for 100% of the shares of BVI Wetouch from the Sellers is 28 million shares of common stock of the Purchaser.

Section 2.3 Closing. The Closing shall take place at the offices of counsel to the Purchaser within five (5) business days after the date on which the conditions set forth in this Agreement shall be satisfied or duly waived, or such other place and date as the Purchaser and the Administrative Agent may agree in writing (such date and time of the Closing is referred to herein as the “Closing Date”). The Closing shall take place remotely via the exchange of documents and signatures related to the transactions contemplated hereby.

Section 2.4 Closing Deliveries of the Sellers and HK Wetouch. At or before Closing, in addition to any other documents required to be delivered under other provisions of this Agreement, the Administrative Agent, on behalf of the Sellers and/or HK Wetouch, shall deliver (or cause to be delivered) to the Purchaser the following:

(a) stock certificates evidencing the Shares, each signature medallion guaranteed (or a waiver and indemnity in lieu thereof in the form and substance, if any, which may be satisfactory to the Purchaser), in negotiable form, duly endorsed in blank, for the transfer of the Shares to the Purchaser and government issued identification from each of the Sellers;

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(b) a certificate issued by the appropriate Governmental Authority as to the good standing of each of (i) BVI Wetouch, (ii) HK Wetouch and (iii) the Company, each as of a date no later than five business days after Closing;

(c) a true and complete copy of the Articles and Memorandum of Association of each of (i) BVI Wetouch, (ii) HK Wetouch and (iii) the Company, as in effect as of the date of the Closing, certified by the Secretary of each appropriate Party;

(d) resolutions of the board of directors each of (i) BVI Wetouch, and (ii) HK Wetouch authorizing all transactions contemplated by this Agreement;

(e) the Company’s original minute books containing the resolutions and actions by written consent of the directors and shareholders of the Company and the Company’s other original books and records;

(f) the Company’s financial and accounting records (including the Company’s general ledger), all banking records and federal and state tax and other regulatory filings, in whatever media they exist, including paper and electronic media;

(g) the consents and approvals of third parties required by BVI Wetouch, HK Wetouch to effectuate the transactions contemplated by this Agreement;

(h) all the Schedules to this Agreement and the information contained therein, which, notwithstanding anything contained herein to the contrary, shall be delivered no later than ten business days prior to the Closing Date;

(i) the legal opinion requested by counsel to the Purchaser; and

(j) such other instruments and certificates as may be reasonably requested by the Purchaser.

Section 2.5 Closing Deliveries of Purchaser. At or before Closing, in addition to any other documents required to be delivered under other provisions of this Agreement, the Purchaser shall deliver (or cause to be delivered) to the Administrative Agent the Purchase Price; alternatively, the Purchaser shall deliver to the transfer agent of the Company an irrevocable instruction letter directing said transfer agent to register the appropriate amount of the Purchase Price in the name of each respective Seller and deliver the stock certificates representing the Purchase Price to the Administrative Agent.

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Section 2.6 Administrative Agent.

(a) Appointment of Administrative Agent. Each of the Sellers hereby irrevocably constitutes and appoints, effective as of the date hereof, Fengfei Zhang, acting individually (together with her permitted successors, the “Administrative Agent”), as the true and lawful agent and attorney-in-fact to: (i) enter into any agreement in connection with the transactions contemplated by this Agreement, (ii) exercise any or all of the powers, authority and discretion conferred on him under this Agreement and any such agreement, (iii) sign stock powers and any other instruments effecting the transfer of the Shares at the Closing under the terms and conditions of this Agreement, and to enter into any amendments thereto as approved by the Administrative Agent; (iv) waive or amend any terms and conditions of any agreement in connection with the transactions contemplated by this Agreement, to give and receive notices on such Sellers’ behalves and to be his exclusive representative with respect to any matter or claim arising with respect to any transaction contemplated by any such agreement, including, without limitation, the defense, settlement or compromise of any claim for which any Indemnified Persons may be entitled to indemnification, and the Administrative Agent agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact.

(b) Exclusive Interface. Purchasers and any Indemnified Persons shall be entitled to deal exclusively with the Administrative Agent on all matters in connection with the transactions contemplated herein, and shall be entitled to rely exclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any of the Sellers by the Administrative Agent, and on any other action taken or purported to be taken on behalf of any of the Sellers by the Administrative Agent, as fully binding upon the Sellers with respect to the transactions contemplated herein.

(c) Limit on Liability. The Administrative Agent shall not be liable to any Person for any action taken or not taken by him in good faith or for any mistake of fact or law for anything that he may do or refrain from doing in connection with his obligations under this Agreement (i) with the consent of the Sellers who owned a majority of the outstanding Shares, or (ii) in the absence of his own gross negligence or willful misconduct. Any action taken or not taken pursuant to the written advice of counsel shall be conclusive evidence of the absence of gross negligence or willful misconduct. The Sellers shall, jointly and severally, indemnify and hold the Administrative Agent harmless from any and all liability and expenses that may arise out of any action taken or omitted by him as Administrative Agent in accordance with this Agreement, except such liability and expense as may result from the gross negligence or willful misconduct of the Administrative Agent.

(d) Reliance on Signatures. The Administrative Agent may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Administrative Agent shall not be liable for any other Persons or Parties’ forgeries, fraud or false representations.

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Article III

REPRESENTATIONS AND WARRANTIES OF BVI WETOUCH AND HK WETOUCH

BVI Wetouch and HK Wetouch, joint and severally, hereby represent and warrant to Purchaser as of the date hereof and as of the Closing, except as set forth in the Disclosure Schedules delivered to Purchaser (the “Company Disclosure Schedules”), as follows:

Section 3.1 Organization; Capitalization.

(a) The Company is a corporation duly formed and validly existing and in good standing under the laws of the PRC with full power and authority to conduct its business as it is presently being conducted, to own or lease, as applicable, and operate its assets and properties. The Company is not qualified or licensed to do business in the United States. The total authorized and issued capital stock of the Company as of the date of this Agreement are owned by HK Wetouch. There are no shares of any class of security other than the common stock owned by HK Wetouch. The Company has no shares reserved for issuance pursuant to any stock option plan or pursuant to securities exercisable for, or convertible into or exchangeable for shares of common stock. All of the issued and outstanding shares of capital stock of the Company (i) are duly authorized, validly issued, fully paid and nonassessable and (ii) were issued in compliance with all applicable laws. No shares of capital stock of Company are subject to preemptive rights or any other similar rights. There are (i) no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Company or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company, (ii) no agreements or arrangements under which the Company is obligated to register the sale of any of its or their securities under the Securities Act or any other securities law, and (iii) no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing any such rights). The shares of the Company are owned by HK Wetouch free and clear of all Liens, including but not limited to any restriction on the use, voting, transfer or other exercise of any attributes of ownership. Neither the Company, HK Wetouch, BVI Wetouch nor any of its respective shareholders is a party to any agreement, voting trust, proxy, option, right of first refusal or any other agreement or understanding with respect to the Shares or its respective equity interests.

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(b) HK Wetouch is a corporation duly formed and validly existing and in good standing under the laws of the PRC with full power and authority to conduct its business as it is presently being conducted, to own or lease, as applicable, and operate its assets and properties. HK Wetouch is not qualified or licensed to do business in the United States. The total authorized and issued capital stock of HK Wetouch as of the date of this Agreement is 10,000_ shares of common stock, of which 10,000 shares are issued and outstanding. All of the issued and outstanding shares of HK Wetouch are owned by BVI Wetouch. There are no shares of any class of security other than the common stock. HK Wetouch has no shares reserved for issuance pursuant to any stock option plan or pursuant to securities exercisable for, or convertible into or exchangeable for shares of common stock. All of the issued and outstanding shares of capital stock of HK Wetouch (i) are duly authorized, validly issued, fully paid and nonassessable and (ii) were issued in compliance with all applicable laws. There are (i) no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of HK Wetouch or arrangements by which HK Wetouch is or may become bound to issue additional shares of capital stock of HK Wetouch, (ii) no agreements or arrangements under which HK Wetouch is obligated to register the sale of any of its or their securities under the Securities Act or any other securities law, and (iii) no anti-dilution or price adjustment provisions contained in any security issued by HK Wetouch (or in any agreement providing any such rights). The shares of HK Wetouch are owned by BVI Wetouch free and clear of all Liens, including but not limited to any restriction on the use, voting, transfer or other exercise of any attributes of ownership.

(c) BVI Wetouch is a corporation duly formed and validly existing and in good standing under the laws of the BVI with full power and authority to conduct its business as it is presently being conducted, to own or lease, as applicable, and operate its assets and properties. BVI Wetouch is not qualified or licensed to do business in the United States. The total authorized and issued capital stock of BVI Wetouch as of the date of this Agreement is 50,000 shares of common stock, of which 50,000 shares are issued and outstanding. All of the issued and outstanding shares of BVI Wetouch are owned by the Sellers as provided on Schedule A. There are no shares of any class of security other than as listed on Schedule A. BVI Wetouch has no shares reserved for issuance pursuant to any stock option plan or pursuant to securities exercisable for, or convertible into or exchangeable for shares of common stock. All of the issued and outstanding shares of capital stock of BVI Wetouch (i) are duly authorized, validly issued, fully paid and nonassessable and (ii) were issued in compliance with all applicable laws. There are (i) no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of BVI Wetouch or arrangements by which BVI Wetouch is or may become bound to issue additional shares of capital stock of BVI Wetouch, (ii) no agreements or arrangements under which BVI Wetouch is obligated to register the sale of any of its or their securities under the Securities Act or any other securities law, and (iii) no anti-dilution or price adjustment provisions contained in any security issued by BVI Wetouch (or in any agreement providing any such rights). The shares of BVI Wetouch are owned by the Sellers free and clear of all Liens, including but not limited to any restriction on the use, voting, transfer or other exercise of any attributes of ownership.

(d) Upon the Closing, the Purchaser will own all of the issued and outstanding shares of BVI Wetouch, free and clear of any Liens or restrictions of any kind, including but not limited to any restriction on the use, voting, transfer or other exercise of any attributes of ownership.

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Section 3.2 Authority. Each of BVI Wetouch and HK Wetouch has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each of BVI Wetouch and HK Wetouch of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each of BVI Wetouch and HK Wetouch and no further action is required on the part of any Person, including the respective board of directors and shareholders, to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of BVI Wetouch and HK Wetouch and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of each of BVI Wetouch and HK Wetouch, enforceable against each of them in accordance with its terms.

Section 3.3 Title to Assets. The Company has good and marketable title to all of its assets, free and clear of all Liens.

Section 3.4 Intellectual Property.

(a) Section 3.4(a) of the Company Disclosure Schedule sets forth a list of all Intellectual Property of the Company (collectively, the “Company Intellectual Property”). The Company owns or is the licensee of the Company Intellectual Property as indicated therein.

(b) The Company has taken all commercially reasonable steps necessary to maintain the secrecy of its confidential information comprising Company Intellectual Property.

(c) Except as set forth on Section 3.4(c) of the Company Disclosure Schedule, Company has not received written notice that the any Company Intellectual Property as used in the business of Company infringes, misappropriates, or otherwise violates the Intellectual Property rights of a third party, and Company has not received written notice of any facts that would indicate the foregoing. No Person is infringing, misappropriating or otherwise violating any Intellectual Property right of Company.

(d) Section 3.4(d) of the Company Disclosure Schedule: (i) lists all patents, patent applications, registered copyrights and copyright applications, registered trademarks and trademark applications included in the Company Intellectual Property (“Company’s Registered Intellectual Property”); and (ii) identifies all third parties that share rights to Company’s Registered Intellectual Property with the Company, including, without limitation, joint owners and/or co-applicants.

(e) The Company has not granted any license or other right in the Company Intellectual Property to any third party.

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Section 3.5 Contracts. Section 3.5 of the Company Disclosure Schedule lists each material Contract to which Company is a party or by which Company or any of its assets are bound (each a “Company Contract’), including without limitation, those Company Contracts relating directly or indirectly to the Company Intellectual Property. Each Company Contract is a legal, valid and binding obligation of the Company, is in full force and effect, and is enforceable against the Company and the other parties thereto. The Company is not in breach, violation or default under any Company Contract and no event has occurred that, with notice or lapse of time or both, would constitute such a breach, violation or default by the Company or the other parties thereto.

Section 3.6 Insurance. The Company has at all times maintained insurance in full force and effect as required by law or under any agreement to which Company is or has been a party in connection with the operation of its business. Section 3.6 of the Company Disclosure Schedule contains a list of all policies of insurance held by the Company, or for the benefit of the Company as of the Closing relating to the assets, business, operations, employees, officers or directors of Company, including any self-insurance or co-insurance programs. There are currently no claims pending against the Company under any insurance policies currently in effect and covering any of the assets, business, operations, employees, members, managers or officers of the Company as to which coverage has been questioned, denied or disputed, and all premiums due and payable with respect to the policies maintained by the Company have been paid to date. There is no threatened termination of any such policies or arrangements.

Section 3.7 Compliance with Law, Governing Documents and Other Agreements.

(a) The Company has conducted its business in compliance with, and is not in default under or in breach or violation of (i) any applicable statute, law, ordinance, decree, order, rule, or regulation of any Governmental Authority or the provisions of any franchise, permit or license with respect to the operation of its business, or (ii) any lease, Contract, instrument, license, agreement or other document affecting its business or its assets.

(b) The execution and the delivery of this Agreement does not, and the consummation of the transactions contemplated herein and compliance with the provisions hereof will not (i) conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or result in the creation of any Lien pursuant to (A) any provision of the organizational documents of the Company, or (B) any mortgage, indenture, lease, Contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its assets, (ii) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any Governmental Authority, (iii) require any notice, consent or waiver under any Company Contract, (iv) result in the imposition of any Lien upon any of Company’s assets, (v) violate any order, writ, injunction, or decree applicable to Company, or (vi) violate any statute, rule, regulation or other law applicable to Company.

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(c) Section 3.7(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all permits, licenses, authorizations, consents and/or approvals of any Governmental Authority (each, a “Permit” and collectively, the “Permits”) that are used or held by Company in connection with the operation of its business.

Section 3.8 Broker’s Fees. Neither BVI Wetouch, HK Wetouch, the Company or any of the Sellers has not retained any broker, finder or agent or agreed to pay any brokerage fees, finder’s fees or commissions with respect to the transactions contemplated by this Agreement.

Section 3.9 Taxes. Except as set forth on Section 3.9 of the Company Disclosure Schedule, the Company has timely filed all tax returns, estimates, declarations, reports, forms, claims for refund, information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof (“Tax Returns”) required to be filed by Company on or before the Closing. All such Tax Returns were true, correct and complete in all material respects when filed or made. Except as set forth on Section 3.9 of the Company Disclosure Schedule, all Taxes of the Company which are due and payable (whether or not shown on any Tax Return) have been paid in full by the Company. There are no Liens on any of Company’s assets that arose in connection with any failure (or alleged failure) to pay or withhold any Tax. There are no pending audits, disputes, examinations, actions, Proceedings, investigations, assessments or claims with respect to any Tax Returns filed by the Company, and there have been no audits, disputes, examinations, actions, Proceedings, investigations, assessments or claims with respect to the Company or its business by or with any taxing authority.

Section 3.10 Financial Statements. The Company has furnished to Purchaser copies of its audited balance sheet and profit and loss statement for the year ended December 31, 2018 and December 31, 2019 and its unaudited financial statements for the period ended June 30, 2020 (collectively referred to as the “Company Financial Statements”), which are attached as Section 3.10 of the Company Disclosure Schedule. The Financial Statements, including, to the extent applicable, the notes or schedules thereto, (a) although not prepared in accordance with generally accepted accounting principles (“GAAP”), otherwise present fairly, in all material respects, the financial position, results of operations and changes in financial position of the Company as of such dates and for the periods then ended, and (b) are materially complete, correct and in accordance in all material respects with the books of account and records of the Company.

Section 3.11 Litigation. Other than as described on Schedule 3.11 to the Company Disclosure Schedule, there are no actions pending before any Governmental Authority, or threatened or reasonably expected, against the Company. There is no judgment, decree or order against the Company or any of its assets.

Section 3.12 No Undisclosed Liabilities. The Company has no Liabilities except (a) to the extent specifically reflected and accrued for or specifically reserved against in Company’s most recent Financial Statement, (b) for current Liabilities incurred subsequent to the most recent Financial Statement in the ordinary course of business consistent with past practice not in excess of $10,000and (c) Liabilities that would not reasonably be expected to be material, individually or in the aggregate, to the Company.

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Article IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby jointly but not severally represents and warrants to Purchaser as of the date hereof and as of the Closing, as follows:

Section 4.1 Title, No Liens, etc. Seller owns of record and beneficially (with good, valid and indefeasible title to) all right, title and interest in and to the Shares as indicated on Schedule A, free and clear of all Liens including but not limited to any restriction on the use, voting, transfer or other exercise of any attributes of ownership.. There are no existing options, rights, warrants, Contracts or instruments of any kind to which the Shares are subject, under or pursuant to which any Person shall be given, provided or otherwise afforded the right, option, occasion, possibility or opportunity to purchase, encumber, foreclose upon, acquire or obtain all or any portion of any of the Shares. There is no right of first refusal or other restriction on transfer or sale of the Shares. The Seller is not a party to any options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to the Shares. The Seller is not a party to any agreement, voting trust, proxy, option, right of first refusal or any other agreement or understanding with respect to the Shares or its respective equity interests in BVI Wetouch.

Section 4.2 Authority. The Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller, if the Seller is an entity, and no further action is required on the part of Seller to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and assuming the due authorization, execution and delivery by the other parties hereto, and constitutes the valid and binding obligations of Seller enforceable against Seller in accordance with the terms hereof.

Section 4.3 Compliance with Law and Other Instruments. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of Seller’s obligations hereunder will not (and will not, with the passage of time or the giving of notice or both) conflict with, or result in any breach, violation of or default under, any provision of any governing instrument applicable to Seller, or any applicable Contract or instrument to which Seller is a party or by which Seller, the Shares or Seller’s properties are bound, or any permit, franchise, judgment, decree, statute, rule or regulation applicable to Seller, the Shares or Seller’s business or properties.

Section 4.4 Litigation. There are no actions pending before any Governmental Authority, or threatened or reasonably expected, against Seller, which questions or challenges the validity of this Agreement or any of the transactions contemplated herein.

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Section 4.5 Securities Laws Representations.

(a) Seller is acquiring the shares of common stock of the Purchaser (the “Purchaser Shares”) for its own account with the present intention of holding such Purchaser Shares for purposes of investment and Seller is not acquiring the Purchaser Shares with a view to or for distribution thereof, within the meaning of the Securities Act. Seller is acquiring the Purchaser Shares for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part, and no other Person has a direct or indirect beneficial interest in the restricted Purchaser Shares the Seller is acquiring herein. Further, the Seller does not have any Contract with any Person to sell, transfer or grant participations to such person or to any third person, with respect to the Purchaser Shares the Seller is acquiring.

(b) Seller acknowledges and understands that the Purchaser Shares have not been registered under the Securities Act or qualified under the securities or “blue sky” laws of applicable states in reliance upon exemptions from registration or qualification thereunder and the Purchaser Shares may not be sold, offered, transferred, assigned, pledged, hypothecated or otherwise disposed of or encumbered, except in compliance with the Securities Act and such rules and regulations.

(c) Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Purchaser Shares.

(d) Seller has received and reviewed all information regarding Purchaser and the Purchaser Shares and has, to the extent it has deemed necessary or advisable, reviewed the aforementioned information and this Agreement with its investment, tax, accounting and legal advisors. Seller and such advisors have been given a reasonable opportunity to ask questions of and to receive answers from Purchaser concerning the acquisition of the Purchaser Shares and have received or been given access to such information and documents as Seller believes, in the context of the information provided by Purchaser, are necessary to verify the accuracy of the information furnished to Seller concerning the Purchaser Shares as Seller or such advisors have requested, it being understood and agreed that the foregoing does not constitute a representation by Seller as to the completeness or accuracy of information provided to it by Purchaser.

(e) Seller certifies that he or she is a non-U.S. person.

(f) Seller understands that the Purchaser is under no obligation to register the Purchaser Shares under the Securities Act, or to assist the Seller in complying with the Securities Act or the securities laws of any state of the United States or of any foreign jurisdiction.

(g) Seller understands that an investment in the Purchaser Shares is a speculative investment which involves a high degree of risk and the potential loss of its entire investment.

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(h) The Purchaser Shares are “restricted” (as that term is defined in Rule 144 promulgated under the Securities Act), and the certificate representing the Purchaser Shares shall be endorsed with one or more of the following restrictive legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS TRANSFERRED PURSUANT TO ANY VALID EXEMPTION FROM REGISTRATION AVAILABLE UNDER SUCH ACT.”

(i) Any sale or transfer of the Purchaser Shares in any jurisdiction outside of the United States will be made in compliance with the securities laws of such jurisdiction. The Seller will not offer to sell or sell the Purchaser Shares in any jurisdiction unless the undersigned obtains all required consents, if any.

(j) The Seller understands that the Purchaser Shares are being offered and sold in reliance on an exemption from the registration requirements of United States federal and state securities laws and that the Purchaser is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Seller contained in this Agreement in order to determine the applicability of such exemptions and the suitability of the undersigned to exchange the Shares for the Purchaser Shares. In this regard, the Seller represents, warrants and agrees that:

1.	Neither the Seller nor any person acting on his behalf has undertaken or carried out any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States, its territories or possessions, for any of the Purchaser Shares.

2.	The Seller agrees not to cause any advertisement of the Purchaser Shares to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to the Purchaser Shares, and only in compliance with any local applicable securities laws.

3.	The offer to exchange the Shares for the Purchaser Shares was directly communicated to the Seller by an affiliate of the Purchaser. The Seller is not exchanging the Shares he owns for the Purchaser Shares as a result of any advertisement, article, notice, or other communication published in any newspaper, magazine or similar media or broadcast over television, radio, internet or presented in any seminar or any other general solicitation or general advertisement.

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4.	The transactions contemplated by this Agreement are not part of a plan or scheme to evade the registration requirements of the Securities Act.

5.	The Seller’s overall commitment to investments which are not readily marketable is not disproportionate to his net worth, and an investment in the Purchaser Shares will not cause such overall commitment to become excessive.

6.	The Seller has received all documents, records, books and other information pertaining to his investment in the Purchaser that has been requested by the Seller. The Seller has reviewed all reports and other documents filed by the Purchaser with the OTC Markets.

7.	The Seller represents and warrants to the Purchaser that all information that the undersigned has provided to the Purchaser, including, without limitation, the representations and warranties made herein is correct and complete as of the date hereof.

8.	Other than as set forth herein, the Seller is not relying upon any other information, representation or warranty by the Purchaser or any affiliate, officer, director, stockholder, agent or representative of the Purchaser in determining to exchange his Shares for the Purchaser Shares. The undersigned has consulted, to the extent deemed appropriate by the undersigned, with the Seller’s own advisers as to the financial, tax, legal and related matters concerning an investment in the Purchaser and on that basis believes that his investment in the Purchaser Shares is suitable and appropriate for the undersigned.

9.	The undersigned is aware that no federal or state agency has (i) made any finding or determination as to the fairness of this investment, (ii) made any recommendation or endorsement of the Purchaser Shares of the Purchaser, or (iii) guaranteed or insured any investment in the Purchaser or of the Purchaser Shares.

10.	The Seller understands that the Conversion Ratio bears no relation to the assets, book value or net worth of the Purchaser and were determined arbitrarily by the Purchaser. The Seller further understands that there is a substantial risk of further dilution on his investment in the Company.

(k) The Seller has checked the Office of Foreign Assets Control (“OFAC”) website at http://www.treas.gov/ofac before making the following representations.

11.	The Seller represents that the amounts invested by it in the Shares which are being exchanged for Purchaser Shares were not and are not directly or indirectly derived from activities that contravene federal, state or international laws and regulations, including anti-money laundering laws and regulations.

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12.	The Seller is aware to the fact that Federal regulations and Executive Orders administered by OFAC prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals. The lists of OFAC prohibited countries, territories, persons and entities can be found on the OFAC website.

13.	The Seller is aware that in addition, the programs administered by OFAC (the “OFAC Programs”) prohibit dealing with individuals ( include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanctions and embargo programs ) and/or entities in certain countries regardless of whether such individuals or entities appear on the OFAC lists.

14.	To the best of the Seller’s knowledge, none of: (1) the Seller; (2) any person controlling or controlled by the Seller; (3) if the Seller is a privately-held entity, any person having a beneficial interest in the Seller; or (4) any person for whom the Seller is acting as agent or nominee in connection with this investment is a country, territory, individual or entity named on an OFAC list, or a person or entity prohibited under the OFAC Programs.

15.	The Seller acknowledges that the Purchaser may not accept any amounts from a prospective investor if such prospective investor cannot make the representation set forth in the preceding paragraph.

16.	The Seller agrees to promptly notify the Purchaser should the Seller become aware of any change in the information set forth in these representations.

17.	The Seller understands and acknowledges that, by law, the Purchaser may be obligated to “freeze the account” of the Seller, either by prohibiting additional subscriptions from the Seller, declining any redemption requests and/or segregating the assets in the account in compliance with governmental regulations, and the Purchaser may also be required to report such action and to disclose the Seller’s identity to OFAC.

18.	The Seller further acknowledges that the Purchaser may, by written notice to the Seller, suspend the redemption rights, if any, of the Seller if the Purchaser reasonably deems it necessary to do so to comply with anti-money laundering regulations applicable to the Purchaser or the Company or any of the other service providers of the Purchaser or the Company. These individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanctions and embargo programs.

19.	To the best of the Seller’s knowledge, none of: (1) the Seller; (2) any person controlling or controlled by the Seller; (3) if the Seller is a privately-held entity, any person having a beneficial interest in the Seller; or (4) any person for whom the Seller is acting as agent or nominee in connection with this investment is a senior foreign political figure,[1] or any immediate family[2] member or close associate[3] of a senior foreign political figure, as such terms are defined in the footnotes below.

20.	If the Seller is affiliated with a non-U.S. banking institution (a “Foreign Bank”), or receives deposits from, makes payments on behalf of, or handles other financial transactions related to a Foreign Bank, the Seller represents and warrants to the Purchaser that: (1) the Foreign Bank has a fixed address, other than solely an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities; (2) the Foreign Bank maintains operating records related to its banking activities; (3) the Foreign Bank is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities; and (4) the Foreign Bank does not provide banking services to any other Foreign Bank that does not have a physical presence in any country and that is not a regulated affiliate.

Section 4.6 Restrictions on Transfer.

(a) The Purchaser Shares shall not be sold, pledged, or otherwise transferred, and the Purchaser may determine not to recognize, and may issue stop-transfer instructions to its transfer agent with respect to, any such sale, pledge, or transfer, except upon the conditions specified in this Section 4.6, which conditions are intended to ensure compliance with the provisions of the Securities Act. Seller will cause any proposed purchaser, pledgee, or transferee of the Purchaser Shares to be acquired by Seller to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 4.6.

1 A “senior foreign political figure” is defined as a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation. In addition, a “senior foreign political figure” includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure.

2 “Immediate family” of a senior foreign political figure typically includes the figure’s parents, siblings, spouse, children and in-laws.

3 A “close associate” of a senior foreign political figure is a person who is widely and publicly known to maintain an unusually close relationship with the senior foreign political figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the senior foreign political figure.

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(b) The holder of the Purchaser Shares, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of applicable securities laws and this Section 4.6. Before any proposed sale, pledge, or transfer of any Purchaser Shares, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, Seller thereof shall give notice to Purchaser of such holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by Purchaser, shall be accompanied at such holder’s expense by either (i) a written opinion of legal counsel acceptable to Purchaser who shall, and whose legal opinion shall, be reasonably satisfactory to Purchaser, addressed to Purchaser, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Purchaser Shares without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to Purchaser to the effect that the proposed sale, pledge, or transfer of the Purchaser Shares may be effected without registration under the Securities Act, whereupon such holder shall be entitled to sell, pledge, or transfer such Purchaser Shares in accordance with the terms of the notice given by such holder to Purchaser.

Article V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to BVI Wetouch, HK Wetouch and the Sellers as of the date hereof and as of the Closing, except as set forth in the Disclosure Schedules delivered to Seller dated as of the date of this Agreement (the “Purchaser Disclosure Schedules”), as follows:

Section 5.1 Organization. Purchaser is a corporation duly formed and validly existing and in good standing under the laws of the State of Nevada with full power and authority to conduct its business as it is presently being conducted, to own or lease, as applicable, and operate its assets and properties.

Section 5.2 Capitalization. The authorized capital stock of Purchaser consists of 300,000,000 shares of common stock and 10,000,000 shares of preferred stock, of which 3,396,394 shares of common stock are issued and outstanding.

Section 5.3 Authority; Issuance of Purchaser Shares. Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including to issue the Purchaser Shares at the Closing. The execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Purchaser and no further action is required on the part of Purchaser to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes the valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity. The Purchaser Shares, when issued in accordance with the terms of this Agreement, be validly issued, fully paid and nonassessable, and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws. Assuming the accuracy of the representations of the Seller in Section 4.6 of this Agreement, the Purchaser Shares will be issued in compliance with all applicable federal and state securities laws.

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Section 5.4 Compliance with Law, Governing Documents and Other Agreements.

(a) Purchaser has, in all material respects, conducted its business in compliance with, and is not in material default under or in material breach or material violation of (i) any applicable statute, law, ordinance, decree, order, rule, or regulation of any Governmental Authority or the provisions of any franchise, permit or license with respect to the operation of its business, or (ii) any lease, Contract, instrument, license, agreement or other document affecting its business or its assets.

(b) The execution and the delivery by Purchaser of this Agreement, does not, and the consummation of the transactions contemplated herein and compliance with the provisions hereof will not (i) conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or result in the creation of any Lien pursuant to (A) any provision of the organizational documents of Purchaser, or (B) any mortgage, indenture, lease, Contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any of its assets, (ii) require on the part of Purchaser any filing with, or any permit, authorization, consent or approval of, any Governmental Authority, other than the filing of a notification to OTC Markets, (iii) require any notice, consent or waiver under any Purchaser Contract, (iv) result in the imposition of any Lien upon any of Purchaser’s assets, (v) violate any order, writ, injunction, or decree applicable to Purchaser, or (vi) violate any statute, rule, regulation or other law applicable to Purchaser.

Section 5.5 Broker’s Fees. Purchaser has not retained any broker, finder or agent or agreed to pay any brokerage fees, finder’s fees or commissions with respect to the transactions contemplated by this Agreement.

Article VI

COVENANTS

Section 6.1 Confidentiality. From and after the date hereof, the Parties shall, and shall cause their respective agents, advisors, Affiliates and representatives (collectively with the Parties, the “Recipients”) to, keep confidential any information relating to the Parties, this Agreement, and the transactions contemplated hereunder, except for any such information that (i) is available to the public as of the Closing other than as a result of a breach by a Party of the provisions herein, (ii) thereafter becomes available to the public other than as a result of a disclosure by a Recipient, or (iii) is or becomes available to a Recipient on a non-confidential basis from a source that to such Recipient’s Knowledge is not prohibited from disclosing such information to Recipient by a legal, contractual or fiduciary obligation to any other Person. If a Recipient is required to disclose any such information in response to a governmental order or as otherwise required by law, it shall inform the other Party in writing of such request or obligation as soon as possible after Recipient is informed of it and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be obtained by the disclosing party. If such Recipient is obligated to make such disclosure, it shall only make such disclosure to the extent to which it is so obligated, but not further or otherwise.

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Section 6.2 Public Disclosure. Without limiting any other provision of this Agreement, neither BVI Wetouch, HK Wetouch, the Company, any of the Sellers, on the one hand, nor Purchaser on the other hand, nor any of the respective directors, officers or employees shall, without the prior written consent of the other Party, disclose the terms of this Agreement or the transactions contemplated hereby or make or issue any press release or public statement (including communications with employees, customers, suppliers and other business relations of Seller) with respect to this Agreement or the transactions contemplated hereby. Notwithstanding anything contained herein to the contrary, Purchaser shall disclose this Agreement and other public statements as required under applicable law.

Section 6.3 Cooperation. Each Party shall, from time to time at the reasonable request of the other Party or Parties hereto, and without further consideration, execute and deliver such other instruments of sale, transfer, conveyance, assignment, clarification and termination, and take such other action as the Party making the request may reasonably require to effectuate the intentions of the Parties and the transactions contemplated hereunder and related hereto.

Article VII

INDEMNIFICATION

Section 7.1 Survival. All representations and warranties contained in this Agreement shall survive the Closing until the date that is twenty four (24) months after the Closing. All covenants and agreements contained in this Agreement shall survive the Closing until performed and satisfied in accordance with its terms. An Indemnitee shall have no right to assert a claim after expiration of the foregoing survival periods.

Section 7.2 Indemnification Obligations of Seller. HK Wetouch, BVI Wetouch and the Sellers, jointly but not severally (the “Seller Indemnitor”), shall indemnify and hold harmless the Purchaser Indemnitees from, against, for and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by a Purchaser Indemnitee by reason of, resulting from, based upon or arising out of any of the following:

(a) the breach or inaccuracy of any representation or warranty of HK Wetouch, BVI Wetouch or a Seller contained in or made pursuant to this Agreement;

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(b) the breach or nonperformance of any covenant or agreement of HK Wetouch, BVI Wetouch or a Seller contained in this Agreement;

(c) all Taxes of Company for any period prior to the Closing;

(d) Fraud by HK Wetouch, BVI Wetouch, the Sellers or the Company in connection with this Agreement and the transactions contemplated hereby; and

(e) all claims, actions, suits, Proceedings, demands, assessments, judgments, costs and expenses incident to any of the foregoing.

Section 7.3 Indemnification Obligations of Purchaser. Purchaser shall indemnify and hold harmless the Seller Indemnitees from, against, for and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by a Seller Indemnitee by reason of, resulting from, based upon or arising out of any of the following:

(a) the breach or inaccuracy of any representation or warranty of Purchaser contained in or made pursuant to this Agreement;

(b) the breach or nonperformance of any covenant or agreement of Purchaser contained in this Agreement;

(c) Fraud by Purchaser or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby; and

(d) all claims, actions, suits, Proceedings, demands, assessments, judgments, costs and expenses incident to any of the foregoing.

Section 7.4 Limitations.

(a) Liability Cap. The maximum aggregate amount that the Purchaser Indemnitees are entitled to recover from a Seller that owns less than five percent (5%) of the issued and outstanding shares of BVI Wetouch prior to the Closing shall not exceed the market value of a Purchaser Share plus ten percent (10%).

(b) Applicability Liability Cap. The limitation set forth in Sections 7.4(a) shall not apply in the case of Fraud or to the representations and warranties of a Seller in Article IV.

(c) Exclusive Remedy. Claims for indemnification, compensation and reimbursement brought in accordance with and subject to this Article VII shall be the sole and exclusive remedy of any Indemnitee for monetary claims from and after the Closing with respect to breaches of this Agreement by the applicable party. Without limiting the generality of the foregoing, nothing contained in this Agreement shall limit the rights of any Indemnitee to seek or obtain injunctive relief, including specific performance, or any other equitable remedy to which such Indemnitee is otherwise entitled, and attorney’s fees and costs.

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Section 7.5 Indemnification Procedure. Whenever any claim shall arise for indemnification hereunder, the Indemnitee shall promptly provide written notice of such claim to the indemnifying Party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnitee, may assume the defense of any such action with counsel reasonably satisfactory to the Indemnitee; provided, however, that the Indemnifying Party shall not be entitled to defend a third party claim that (a) involves an actual conflict of interest, (b) seeks an injunction or other equitable relief against an Indemnitee or (c) is asserted by a Person who is a customer, supplier, partner or reseller of the Indemnitee or any Affiliate thereof. The Indemnitee shall be entitled to participate in the defense of any such action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such action, the Indemnitee may, but shall not be obligated to, defend against such action in such manner as it may deem appropriate, including settling such action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnitee may deem appropriate and no action taken by the Indemnitee in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any action without the Indemnitee’s prior written consent (which consent may be withheld in the Indemnitee’s sole discretion).

Article VIII

MISCELLANEOUS

Section 8.1 Assignment; Binding Agreement.

(a) Neither this Agreement nor any of the rights or obligations hereunder may be assigned without the prior written consent of the other Parties, except that Purchaser can assign this Agreement to a wholly-owned subsidiary.

(b) This Agreement shall be binding upon and shall inure to the benefit of the Parties and to their respective successors and permitted assigns and heirs and representatives.

Section 8.2 Entire Agreement, Modification and Waivers. This Agreement, together with any agreement related to the transactions contemplated hereby and the other documents and instruments referred to herein and all exhibits and schedules hereto, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. This Agreement may be supplemented, modified or amended by the written agreement of all the Parties hereto. No supplement, modification or other amendment or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

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Section 8.3 Severability. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable the Parties agree to replace such illegal, invalid or unenforceable provision with a provision that is legal, valid and enforceable that achieves the original intent of the Parties as closely as possible. Further, if any provision contained in this Agreement is reformed or rewritten by any judicial body of competent jurisdiction, such provision, as so reformed or rewritten, shall be binding upon all Parties.

Section 8.4 Counterparts; Electronic Signatures. This Agreement may be executed in two or more identical counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto and thereto, to the extent signed and delivered by means of email or other electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section 8.5 Headings; Interpretation. In this Agreement, unless the context otherwise requires, references: (a) to the recitals, articles, sections, exhibits or schedules are to a Recital, Article or Section of, or Exhibit or Schedule to, this Agreement; (b) to any agreement (including this Agreement), Contract, statute, regulation or law are to the agreement, Contract, statute, regulation or law as amended, modified, supplemented or replaced from time to time, and to any Section of any statute or law are to any successor to the section; (c) to any Governmental Authority include any successor to that Governmental Authority and (d) to this Agreement are to this Agreement and the exhibits and schedules to it, taken as a whole. The table of contents and headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Whenever the words “herein” or “hereunder” are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any specific Section, unless otherwise indicated. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and words denoting any gender include all genders.

Section 8.6 Governing Law. This Agreement shall be construed, interpreted and the rights of the Parties determined in accordance with the laws of the State of Nevada (without reference to any choice of law rules that would require the application of the laws of any other jurisdiction).

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Section 8.7 Payment of Fees and Expenses. Except as explicitly provided for herein, BVI Wetouch, HK Wetouch and the Sellers, on the one hand, and Purchaser, on the other hand, shall be responsible for their own fees and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transaction contemplated hereby.

Section 8.8 Notices. All notices, requests, demands and other communications under this Agreement will be in writing and will be deemed to have been duly given (a) on the date of service if served personally on the Party to whom notice is to be given, (b) on the date sent by email (with confirmation of transmission) or (c) one Business Day after delivery to a reputable overnight delivery service for next Business Day delivery. If the day on which a notice or other communication is deemed given under this Section 8.8 is not a Business Day, then such notice or other communication will instead be deemed given on the next Business Day. Such notices, requests, demands and other communications will be addressed to the Parties as follows:

If to Purchaser:

Gulf West Investment Properties, Inc.

No.29, Third Main Boulevard

Shigao Economic Development Area, Renshou County

Meishan, Sichuan, China

Attn: Jiaying Cai

74149676 l@qq.cor

With copy (which shall not constitute notice) to:

The Crone Law Group, P.C.

500 Fifth Avenue, Suite 938

New York, New York 10110

Attn: Eleanor Osmanoff, Esq.

Email: eosmanoff@cronelawgroup.com

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If to BVI Wetouch or HK Wetouch:

[●]

[●]

[●] No.29, Third Main Avenue, Shigao Town, Renshou County, Meishan, Sichuan, China

Attn: Ms Jiaying Cai

Email:

Any Party may, from time to time, designate any other address to which any such notice to such Party shall be sent. Any such notice shall be deemed to have been delivered upon receipt.

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Section 8.9 Schedules. The Schedules and the Exhibits referenced in this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

Section 8.10 No Third-Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties (and their successors and assigns) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 8.11 Submission to Jurisdiction; Waivers; Consent to Service of Process. Except as otherwise provided in this Agreement, each Party irrevocably agrees that any legal action or Proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another Party or its successors or assigns shall be brought exclusively in the state and federal courts of the State of New York and each of the Parties hereby (x) irrevocably submits with regard to any such action or Proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (z) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the aforesaid courts. Any service of process to be made in such action or Proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 8.8. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 8.11, (c) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by applicable laws and regulations that (i) the action or Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such action or Proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.12 Other Remedies. Any and all remedies expressly conferred under this Agreement upon a Party will be deemed cumulative with, and not exclusive of, any other remedy conferred by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Section 8.13 No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 8.14 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REGULATIONS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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IN WITNESS WHEREOF, the Parties have executed this Agreement or caused this Agreement to be duly executed on their respective behalf, by their respective duly authorized officers, all as of the day and year first above written.

Wetouch Technology Inc.

By:	/s/ Jiaying Cai
Name:	Jiaying Cai
Title:	President

Wetouch Holding Group Limited

By:	/s/ Jiaying Cai
Name:	Jiaying Cai
Title:	Sole Officer and Director

Hong Kong Wetouch Electronics Technology Limited

By:	/s/ Guangde Cai
Name:	Guangde Cai
Title:	CEO

SELLER:

ADMININSTRATIVE AGENT:

/s/ Feifei Zhang
Fengfei Zhang

REGULATION S CERTIFICATION

(For Non “U.S. Person” Individual or Entity Purchasers Only)

This Regulation S Certification (“Certification”) is being delivered in connection with the STOCK PURCHASE AGREEMENT (this “Agreement”) by and among Wetouch Technology Inc. f/k/a Gulf West Investment Properties, Inc., Wetouch Holding Group Limited, Hong Kong Wetouch Electronics Technology Limited and each of the individuals and entities signatory thereto. This Certification may be relied upon by the Purchaser, its transfer agent and its counsel in connection with the transactions contemplated by the Agreement and the issuance of the Purchaser Shares contemplated by the Agreement. The undersigned Seller, being a party to the Agreement hereby certifies that the following statements are true, correct, and complete as of the date of this Certification. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Agreement.

1. Seller is familiar with Regulation S (“Regulation S”) promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

2. Seller is not a “U.S. Person,” as defined in Regulation S and as set forth in the Agreement. Seller is not acquiring the Purchaser Shares for the account of any U.S. Person.

3. Seller understands and acknowledge that (A) the Purchaser Shares have not been registered under the Securities Act, are being sold in reliance upon an exemption from registration afforded by Regulation S; and that such Purchaser Shares have not been registered with any state securities commission or authority; (B) pursuant to the requirements of Regulation S, the Purchaser Shares may not be transferred, sold or otherwise exchanged unless in compliance with the provisions of Regulation S and/or pursuant to registration under the Securities Act, or pursuant to another available exemption thereunder; (C) the Seller is under no obligation to register the Purchaser Shares under the Securities Act or any state securities law, or to take any action to make any exemption from any such registration provisions available; and (D) the Seller will refuse to register any transfer of Purchaser Shares not made in accordance with the provisions of Regulation S, and/or pursuant to registration under the Securities Act of pursuant to another available exemption thereunder.

4. Seller was not formed specifically for the purpose of acquiring the Purchaser Shares pursuant to the Agreement.

5. The offer leading to the exchange for the Purchaser Shares to the Seller was made in an “offshore transaction” as defined in Regulation S. For purposes of Regulation S, Seller understands that an “offshore transaction” as defined under Regulation S is any offer or sale not made to a person in the United States and either (A) at the time the buy order is originated, the purchaser is outside the United States, or the seller or any person acting on his/her behalf reasonably believes that the purchaser is outside the United States; or (B) for purposes of (1) Rule 903 of Regulation S, the transaction is executed in, or on or through a physical trading floor of an established foreign exchange that is located outside the United States or (2) Rule 904 of Regulation S, the transaction is executed in, on or through the facilities of a designated offshore securities market, and neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the U.S.

6. Neither Seller, nor any affiliate or any person or entity acting on Seller’s behalf, nor any Unit Holder, has made or is aware of any “directed selling efforts” in the United States, which is defined in Regulation S to be any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Securities.

7. Seller understands that the Purchaser is the issuer of the Purchaser Shares which are the subject of the Agreement, and that, for purpose of Regulation S, a “distributor” is any underwriter, dealer or other person who participates, pursuant to a contractual arrangement, in the distribution of securities offered or sold in reliance on Regulation S and that an “affiliate” is any partner, officer, director or any person directly or indirectly controlling, controlled by or under common control with any person in question. Seller agrees that Seller will not, during the Restricted Period set forth under Rule 903(b)(iii)(A), act as a distributor, either directly or through any affiliate, nor shall he/she sell, transfer, hypothecate or otherwise convey the Purchased Shares other than to a non-U.S. Person.

Resale Restrictions

8. Seller is purchasing the Purchaser Shares for its own account and risk and not for the account or benefit of a U.S. Person (as defined in Regulation S). Seller understands, acknowledges and agrees that he/she must bear the economic risk of an investment in the Purchaser Shares for an indefinite period of time and that prior to any such offer or sale, the Purchaser may require, as a condition to effecting a transfer of the Purchaser Shares, an opinion of counsel, acceptable to the Purchaser, as to the registration or exemption therefrom under the Securities Act and any state securities acts, if applicable.

9. Seller will, during and after the expiration of the distribution compliance period, as set forth under Regulation S Rule 903(b)(3)(iii)(A), offer, sell, pledge or otherwise transfer the Purchaser Shares only in accordance with Regulation S, or pursuant to an available exemption under the Securities Act. The issuance of the Purchaser Shares pursuant to the Agreement has neither been pre-arranged with a purchaser who is in the U.S. or who is a U.S. Person, nor is it part of a plan or scheme to evade the registration provisions of the United States federal securities laws. During such distribution compliance period, Seller will not engage in hedging transactions with regard to the common stock of the Purchaser, unless in compliance with the Securities Act.

Legends

10. Seller acknowledges that substantially the following legend may appear on any certificates that may be issued in respect of the Purchased Shares:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN OFFERED AND SOLD IN AN “OFFSHORE TRANSACTION” IN RELIANCE UPON REGULATION S AS PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION. ACCORDINGLY, THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND MAY NOT BE TRANSFERRED OTHER THAN IN ACCORDANCE WITH REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE BORROWER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE CANNOT BE THE SUBJECT OF HEDGING TRANSACTIONS UNLESS SUCH TRANSACTIONS ARE CONDUCTED IN COMPLIANCE WITH THE SECURITIES ACT.

IN WITNESS WHEREOF, the undersigned has executed this Regulation S Certification as of the date set forth below.

SELLER:

NAME:
By:
Title:
DATED:

[Signature Page to Regulation S Certification]